SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant  [ ]

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[ ]      Soliciting Material Pursuant toss.240,14a-11(c) orss.14a-12


                              Zions Bancorporation
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                (Name of Registrant as Specified in its Charter)


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    (Name of Person(s) Filing Proxy Statement, If other than the Registrant)

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                              ZIONS BANCORPORATION



                           PROXY STATEMENT SUPPLEMENT

Dear Fellow Shareholders:

     The board of Zions Bancorporation is currently soliciting proxies for a special shareholders meeting at which you will be asked to consider and vote upon a proposal to adopt a merger agreement providing for a merger of Zions with First Security Corporation. A proxy statement/prospectus dated February 17, 2000 was mailed to you on or about that date. Subsequent to such mailing, First Security has publicly announced information relating to its earnings and revenues for the first quarter of 2000 and our financial advisor has withdrawn its fairness opinion and advised Zions that it was no longer able to conclude that the exchange ratio was fair, from a financial point of view, to Zions shareholders. The purpose of this proxy statement supplement is to inform you of that information and to update other disclosures in the proxy statement/prospectus. In order to permit you to consider the information in this supplement, our special shareholders meeting has been postponed to March 31, 2000.

     Your vote is very important. We cannot complete the merger unless our shareholders adopt the merger agreement at the shareholder meeting.

     This proxy statement supplement includes information that supersedes information contained or incorporated by reference in the proxy statement/prospectus. You should read this proxy statement supplement in conjunction with the proxy statement/prospectus. If you require an additional copy of the proxy statement/prospectus, please call Zions at (801) 524-2395, or D.F. King & Co., Inc. at (800) 714-3305.

                            /s/ Harris H. Simmons
                                Harris H. Simmons
                      President and Chief Executive Officer
                              Zions Bancorporation


     If you have questions or need assistance in voting your shares, please call toll free:

                              D.F. King & Co., Inc.
                                 77 Water Street
                               New York, NY 10005

                                 1-800-714-3305

     The date of this proxy statement supplement is March 15, 2000, and it is being mailed or otherwise delivered to Zions shareholders on or about such date.

                                MEETING POSTPONED

     The Zions special shareholders meeting has been rescheduled to Friday, March 31, 2000 at 1:00 p.m., in order to permit Zions shareholders to consider the information contained in this proxy statement supplement. The meeting will be held at the Doubletree Hotel, 255 South West Temple, Salt Lake City, Utah 84101.

                       OPINION OF ZIONS' FINANCIAL ADVISOR

     After learning of the information which occasioned the press release described below under "CHANGES TO INFORMATION IN THE PROXY STATEMENT/ PROSPECTUS
- First Security Earnings Forecast," Zions consulted with First Security to try to understand the causes for the revenue decline and net income forecast by First Security for the first quarter of 2000. Goldman, Sachs & Co., financial advisor to Zions, participated in those consultations with First Security. When Zions believed that it had a sufficient understanding of these developments, it requested Goldman Sachs to consider the impact of these developments, taken together with all other relevant factors, on Goldman Sachs' fairness opinion. Goldman Sachs orally advised Zions that, in light of changed circumstances affecting certain of the assumptions underlying its fairness opinion, that opinion could no longer be relied upon. In response to a request from Zions to provide an updated opinion as to the fairness of the exchange ratio to Zions shareholders, Goldman Sachs stated that it would only provide such an opinion if Zions would consent to the use of earnings forecasts for both Zions and First Security for the year 2000 on which Goldman Sachs could rely. Zions consulted further with First Security, including engaging in discussions in which representatives of First Security, Goldman Sachs and First Security's financial advisor, J.P. Morgan, participated. Following that process, on March 9, 2000, Zions requested Goldman Sachs to render an opinion as to the fairness of the exchange ratio to the shareholders of Zions taking into account information described in a letter from Zions to Goldman Sachs. On March 11, Goldman Sachs advised Zions that it was no longer able to conclude that the exchange ratio was fair, from a financial point of view, to Zions shareholders. Goldman Sachs advised Zions that Zions should no longer rely on the February 17, 2000 opinion expressed by Goldman Sachs to the Zions board or on the analyses described in the proxy statement/prospectus in connection with that opinion or its June 6, 1999 opinion. A copy of Goldman Sachs' letter to the Zions board is attached as Appendix A to this supplement, and shareholders are urged to read that letter carefully. First Security has objected to the disclosure in this proxy statement supplement of the March 9 Zions letter to Goldman Sachs, so we have not attached it. See "CHANGES TO INFORMATION IN THE PROXY STATEMENT/ PROSPECTUS - Confidentiality".


            CHANGES TO INFORMATION IN THE PROXY STATEMENT/PROSPECTUS

First Security Earnings Forecast.

     On March 3, 2000, First Security issued a press release reporting that recently updated revenue and income projections indicate a decline in the first quarter of 2000 from prior period

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amounts. On a standalone basis, for the first quarter of 2000 First Security is projecting a decline in revenue of 8% from the fourth quarter of 1999. First Security reported that it is experiencing a revenue decline in certain business lines, most notably mortgage banking, as well as margin compression due to the rising interest rate environment. First Security stated in that announcement that it believes that its revenue momentum and its funding mix have been adversely affected by the delay in closing the merger with Zions. First Security is also experiencing increased charge-offs in its indirect auto and consumer lending, which it attributes to a temporary systems problem that occurred in October 1999 when a system enhancement was being installed. This systems problem has since been corrected, but higher charge-offs are expected to persist through the first quarter, normalizing for the balance of the year. First Security indicated that earnings for the quarter on a pre-merger basis will be down some $.07 to $.09 per share from the reported earnings of $.33 in the fourth quarter of 1999.

     Zions and First Security have previously publicly reported First Security net income and Zions net income and earnings per share based on Institutional Brokerage Estimate System median estimates for each company. Based on such estimates and on estimated cost savings to be achieved in the merger, Zions and First Security have also publicly reported pro forma combined net income and earnings per share estimates for 2000 and 2001. That information was disclosed in a presentation by Zions and First Security to analysts at the time of the first public announcement of the proposed merger, and the presentation was filed on a Form 8-K on June 7, 1999, which Form 8-K is incorporated by reference in the proxy statement/prospectus. Due to the information disclosed by First Security as described above, Zions no longer believes those estimates are achievable or likely, and we caution our shareholders not to place any reliance on those estimates.

First Security Fourth Quarter Earnings Clarification.

     On January 19, 2000, First Security announced its earnings for the fourth quarter of 1999. Among other things, First Security announced that it had net income of $66.3 million for the fourth quarter, down $1.0 million from the fourth quarter of 1998, generating earnings per diluted share of $0.33 for the quarter, which was down $0.02 or 5.7% from the fourth quarter of 1998. First Security indicated that these decreases in net income and earnings per diluted share were primarily due to merger related actions and expenses and certain non-recurring items which reduced earnings per diluted share by approximately $0.04 during the quarter. This implied a fourth quarter operating earnings per diluted share of $0.37, or an increase of $0.02 per share from the fourth quarter of 1998. However, First Security omitted to disclose that it had non-recurring benefits which Zions believes increased earnings per diluted share for the 1999 fourth quarter by an amount at least equal to the $0.04 in non-recurring items that the First Security earnings release indicate had reduced earnings per diluted share during that quarter.

Valuation of Cross-Ownership Position.

     Zions owns 9,457,605 shares of First Security common stock, which shares are held in Zions' available for sale securities portfolio. Due to the recent decline in trading values of First Security common stock, and in the event that the merger is not consummated, Zions will experience unrealized losses with respect to its shares of First Security common stock when those

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shares are marked to market at March 31, 2000. Zions currently estimates that, if the $11.41 last sales price per share in ordinary trading on the Nasdaq National Market of First Security common stock on March 14, 2000 is in effect on March 31, 2000, then Zions will have unrealized losses after tax of approximately $75 million.

Comprehensive Management Incentive Plan.

     Under First Security's Comprehensive Management Incentive Plan, First Security has issued options to acquire First Security common stock to its officers and other employees. Under the terms of the plan, upon a change of control, as that term is defined in the plan, each holder of an option will have the right to elect during the 60-day period following the change of control to exercise each outstanding option and receive in respect of that option a number of shares of First Security common stock with a fair market value equal to the difference between:

        o the higher of the merger price and the highest reported sales price during the 60-day look-back period before the date of the change of control, and

        o         the exercise price.

These benefits are in addition to the benefits under the existing change of control severance agreements in effect between First Security and a number of its executive officers.

     Under the terms of the plan, a change of control includes, among other things, approval by the First Security stockholders of a merger involving First Security, even if the merger is never consummated.

     The number of shares of First Security common stock issued as a result of the enhanced exercise rights will vary depending on the difference between the highest trading price during the 60-day look-back period and the trading price of First Security common stock at the date the First Security stockholders adopt the merger agreement. If the difference is greater at the time of the vote, then more shares will be issued; if the difference is smaller, then fewer shares will be issued. Using information disclosed in First Security's 1998 Annual Report and excluding any grants or exercises of options since December 31, 1998, and based on the $11.41 last sales price per share of First Security common stock on March 14, 2000 and the $26.25 last sales price per share of First Security common stock on February 1, 2000, which as of the date of this supplement is the highest sales price in the 60-day period preceding their scheduled stockholder meeting, First Security would, upon the accelerated exercise of these options, be obligated to issue approximately 10 million additional shares of First Security common stock prior to the reverse stock split to be effected in connection with the merger, representing approximately 2.5% of the outstanding shares of First Security common stock expected to be outstanding after the merger. Of the approximate $150 million value of these options, approximately $30 million is due to the fact that the options have an exercise price below $11.41 per share and the balance of approximately $120 million is due to the 60-day look-back feature.

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Market Price of Common Stock.

     As of the close of ordinary trading on the Nasdaq National Market on March 14, 2000, the last sales price per share of Zions common stock was $36.44 and of First Security Common Stock was $11.41.

Confidentiality.

     Section 6.05 of the merger agreement between Zions and First Security contains a customary confidentiality agreement. First Security has not consented to the use of confidential information with respect to First Security for purposes of this supplement.


                             SOLICITATION OF PROXIES

     Zions has retained D.F. King & Co., Inc. to assist Zions in connection with its communications with its shareholders with respect to, and to provide other services to Zions in connection with, the special meeting of Zions shareholders. D.F. King will receive a fee of $20,000 plus $4 per shareholder contact for its services and reimbursement of out-of-pocket expenses in connection therewith. Zions has agreed to indemnify D.F. King against certain liabilities arising out of or in connection with its agreement.

                                VOTING PROCEDURES

For Shareholders Who Have Already Voted.

     We have enclosed a second proxy card (and a return envelope) for your use, in case you wish to change your vote. If you have already voted your proxy and you do not wish to change your vote, you do not need to return this second proxy card. If we receive the enclosed proxy card, duly executed and dated, prior to the date of the shareholders meeting, any proxy previously granted by you will be, without further action on your part, revoked. In addition, any proxy granted to Zions may be revoked before it is exercised by sending a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy or by voting in person at the special meeting. All written notices of revocation and other communications with respect to the revocation of proxies should be addressed to Zions First National Bank, One South Main, Third Floor, Salt Lake City, Utah 84111, Attention: Corporate Trust. A shareholder whose shares are held in street name should follow the instructions of his or her broker regarding revocation of proxies. All shares of Zions common stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of the matters to be voted upon at the shareholders meeting, but no proxy that has been voted against approval of adoption of the merger agreement will be voted in favor of adjournment or postponement of the shareholders meeting for the purpose of soliciting additional proxies.

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

For Shareholders Who Have Not Already Voted.

     Enclosed for your convenience is a duplicate proxy card (and a return envelope) for your use. You may use either the proxy card which was originally sent to you, or you may use the second proxy card enclosed herewith. If we receive the enclosed proxy card, duly executed and dated, prior to the shareholders meeting, any proxy previously granted by you will be, without further action, revoked. Any proxy granted to Zions may be revoked before it is exercised by sending a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy, by submitting a properly executed proxy of a later date or by voting in person at the special meeting. All written notices of revocation and other communications with respect to the revocation of proxies should be addressed to Zions First National Bank, One South Main, Third Floor, Salt Lake City, Utah 84111, Attention: Corporate Trust. All shares of Zions common stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of the matters to be voted upon at the shareholders meeting, but no proxy that has been voted against approval of adoption of the merger agreement will be voted in favor of adjournment or postponement of the shareholders meeting for the purpose of soliciting additional proxies.

                             ADDITIONAL INFORMATION

     The proxy statement/prospectus as supplemented by this supplement incorporates by reference the information contained in the First Security Current Report on Form 8-K filed on March 3, 2000 and a Zions Current Report on Form 8-K filed on March 13, 2000 as well as other important business and financial information about both companies that is not included in or delivered with the proxy statement/prospectus or this proxy statement supplement. See "Where You Can Find More Information" on page 85 of the proxy statement/prospectus.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This supplement contains certain forward-looking statements with respect to the financial condition, results of operations and business of each of First Security and Zions. These statements may be made directly in this supplement referring to First Security or Zions, or may be incorporated in this supplement by reference to other documents and may include statements regarding the projected performance of Zions and First Security for the period following the completion of the merger. You can find many of these statements by looking for words such as "believes", "expects", "anticipates", "estimates" or similar words or expressions. These forward- looking statements involve substantial risks and uncertainties. Some of the factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following possibilities:

         o general economic conditions, either nationally or locally in areas in which Zions and First Security conduct their operations, may be less favorable than we currently anticipate;

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

        o conditions in securities markets may be less favorable than we currently anticipate; or

        o changes in the interest rate environment may reduce interest margins.

     Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. Zions shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this supplement or the date of any document incorporated by reference.

     All subsequent written and oral forward-looking statements attributable to Zions or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Zions does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this supplement or to reflect the occurrence of unanticipated events.







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

                                                                    APPENDIX A

PERSONAL AND CONFIDENTIAL

March 11, 2000

Board of Directors
Zions Bancorporation
One South Main Street
Salt Lake City, Utah  84111

Dear Gentlemen and Madame:

In a March 3, 2000 press release, First Security Corporation ("First Security") reported a decline in first quarter 2000 revenue and earnings projections from prior period amounts. The decline anticipated by First Security indicated a level of first quarter earnings inconsistent with the full year 2000 forecast by First Security the reasonableness and realization of which we had previously assumed, with your consent, for the purposes of the fairness opinion dated February 17, 2000, which was included as Appendix D to the proxy statement/prospectus of the same date. Subsequently, you requested that we express a new opinion as to the fairness of the exchange ratio, from a financial point of view, to your shareholders. We asked for and received revised information from First Security and from you, and we met with you and First Security to discuss, among other things, the forecast for First Security's year 2000 earnings. We also updated discussions we had previously held with members of senior management of Zions Bancorporation and First Security regarding the strategic rationale for, and the potential benefits of, the contemplated transaction and the past and current business operations, financial condition and future prospects of both companies. You consented to our use of a year 2000 forecast for First Security described in your letter to us dated March 9, 2000, which you noted could differ in some respects from First Security's own forecast, and you also consented to our use of a forecast developed by you for your own year 2000 earnings.

Based upon the foregoing and the information previously made available to us, Goldman, Sachs & Co. has determined that, in view of changes in the relevant information and circumstances, we are no longer able to conclude that the exchange ratio is fair, from a financial point of view, to the holders of the outstanding shares of common stock, without par value, of Zions Bancorporation. Consequently, you should no longer rely on the opinion expressed in our February 17, 2000 letter to you or on the analyses we presented to you in connection with that opinion or in connection with our June 6, 1999 opinion.

We request that you take such steps as are necessary to ensure that the foregoing information is included in the relevant disclosure documents and filings.

Sincerely,


/s/ Goldman, Sachs & Co.
------------------------
GOLDMAN, SACHS & CO.

[X]  Please mark
      your vote as
      this                    ZIONS BANCORPORATION
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              FOR SPECIAL MEETING OF SHAREHOLDERS--MARCH 31, 2000

                  The undersigned shareholder of Zions Bancorporation, a Utah corporation (the "Company"), acknowledges receipt of the Notice of Special Meeting of Shareholders and proxy statement/prospectus, dated February 16, 2000, and the undersigned revokes all other proxies and appoints Harris H. Simmons and Dale M. Gibbons, and each of them, the attorneys and proxies for the undersigned, each with full power of substitution, to attend and act for the undersigned at the Company's Special Meeting of Shareholders at 1:00 p.m., local time, March 31, 2000 and at any adjournments or postponements thereof and in connection therewith to vote and represent all of the shares of the Company's Common Stock covered by this proxy which the undersigned would be entitled to vote.

1. Proposal 1. To adopt the Agreement and Plan of Merger, dated as of June 6, 1999, by and between the Company and First Security Corporation.
         [ ]  FOR        [ ]  AGAINST        [ ]  ABSTAIN

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. Each of the above-named proxies present at said meeting, either in person or by substitute, shall have and exercise all the powers of said proxies hereunder.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED BY THE UNDERSIGNED. IF NO SPECIFICATIONS TO THE CONTRARY ARE INDICATED HEREON, THIS PROXY WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR PROPOSAL 1 AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE POSTAGE PREPAID ENVELOPE PROVIDED.

                                        Dated:
                                              -------------------------------
                                  Signature(s)
                                              -------------------------------


                                              NOTE:  Please sign exactly as your
                                              name appears hereon. When signing
                                              as attorney, executor,
                                              administrator, trustee or
                                              guardian, please give full title
                                              as such. If shares are held
                                              jointly, each holder should sign.